UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 14, 2011

CytoDyn Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-49908	75-3056237
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

110 Crenshaw Lake Road, Lutz, Florida 33548

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 527-6969

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In late June, 2011, Allen D. Allen, who is 75, informed CytoDyn Inc. (the “Company”) that he was contemplating retiring from the Company as its Chief Technical Officer and also resigning from the Company’s Board of Directors (the “Board”) and as the Chairman of the Board. Mr. Allen has been a long-time valuable member of the Company’s Board of Directors and the Company believed it would benefit from Mr. Allen continuing in some capacity with the Company as set forth below. Mr. Allen resigned as an officer and director effective July 14, 2011. Ken Van Ness, President, Chief Executive Officer and member of the Board of the Company, expressed the thanks of the Company, saying, “We are grateful to Mr. Allen for his years of service to the Company and he is an important component of the Company’s history.”

In connection with Mr. Allen’s retirement and resignation, the Company and Mr. Allen entered into a consulting agreement (the “Agreement”). The Agreement has a two year term and will require the Company to pay Mr. Allen $150,000 in the first 12 month period of the Agreement and $125,000 in the second twelve month period of the Agreement in exchange for certain consulting services Mr. Allen will provide to the Company. The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which has been attached to this Report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Consulting Agreement, effective as of July 1, 2011, by and between CytoDyn Inc. and Allen D. Allen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

July 18, 2011	By:	/s/ Kenneth J. Van Ness
Kenneth J. Van Ness President and CEO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Consulting Agreement, effective as of July 1, 2011, by and between CytoDyn Inc. and Allen D. Allen